CONSENT OF INDEPENDENT ACCOUNTANTS

We hereby consent to the use in the Statement of Additional Information constituting part of this Post-Effective Amendment No. 2 to the Registration Statement on Form N-4 of our report dated January 29, 1999, relating to the statutory basis financial statements of London Pacific Life & Annuity Company and our report dated April 6, 1999, relating to the financial statements of LPLA Separate Account One, both of which appear in such Statement of Additional Information. We also consent to the reference to us under the heading "Experts" in such Statement of Additional Information.

/s/PricewaterhouseCoopers LLP

PricewaterhouseCoopers LLP
Boston, Massachusetts
April 26, 1999